QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

TRANSLATION FOR CONVENIENCE ONLY

Service Supply Agreement

Made and executed in Kibbutz Shamir this 9th day of February, 2005

BETWEEN:	Kibbutz Shamir Co-operative Society Registered Society no. 57-000272-5 Mobile Post Upper Galilee 12135 (hereinafter: "the Kibbutz")
of the one part
AND:
Shamir Optic Development and Industry—Agricultural Co-operative Society Ltd.
Agricultural Co-operative Society no. 57-003541-0 or such limited company that will derive from the Agricultural Co-operative Society
Of Kibbutz Shamir, Mobile Post Upper Galilee 12135
(hereinafter: "the Company")
of the other part
WHEREAS	On the date of execution of this Agreement the Company is incorporated as an agricultural co-operative society limited; and
WHEREAS
It is the Company's intention to vary, on or about the Operative Date (as hereinafter defined) its corporate configuration in accordance with section 345 of the Companies Law, 5759-1999, from an agricultural co-operative society limited to a company limited by shares in a manner whereby all its rights and obligations, including under this Agreement, will belong to and be within the responsibility of such limited company; and
WHEREAS	The Company is proprietor of a factory which develops, manufactures, markets and sells spectacle lenses and moulds for producing plastic spectacle lenses (hereinafter: "the Plant"); and
WHEREAS
The Kibbutz supplies to the Company various services that are required for the Plant for its operation according to a service agreement dated January 1, 1999 (hereinafter: "the Existing Service Agreement"); and
WHEREAS	The Company is desirous of continuing to acquire from the Kibbutz and the Kibbutz has agreed to continue providing the Company with, various services as more particularly set out in this Agreement;

It is therefore agreed, stipulated and declared between the parties as follows:

1.
Preamble and Interpretation

1.1
The preamble to this Agreement and the Appendices thereto constitute an integral part thereof.

1.2
The section headings in this Agreement are for convenience only and no meaning will be attributed thereto for purposes of interpreting this Agreement.

1.3
Save as otherwise expressly stated, the following expressions used in this Agreement shall bear the meanings set out opposite them:

    "the Service Fees"—as defined in section 3.1 hereof.
    "the     Plant"—as defined above.
    "the     Existing Service Agreement"—as defined above.

    "the Services"—the services set out in Appendix A hereto.
    "the     Operative Date"—the date on which the Company will list its shares for trading on NASDAQ.

2.
Supply of the Services

2.1
The Kibbutz will supply to the Company and the Company will acquire from the Kibbutz the Services pursuant to the terms hereinafter set forth and in the Appendices thereto.

2.2
The Kibbutz undertakes to provide the Services skillfully and at the customary level, use suitable materials, equipment and staff and operate in accordance with the provisions of law in relation to providing the Services.

2.3
The Kibbutz will provide the Services in accordance with the Company's reasonable instructions and demands.

2.4
The Kibbutz will be entitled to provide the Services through Kibbutz members, salaried employees or sub-contractors, at its discretion, on condition the Kibbutz will be exclusively responsible towards the Company for the quality of the Services and for all the obligations deriving from the employment of the staff through which the Services will be supplied.

2.5
The Kibbutz hereby declares that the Services will be supplied to the Company by it or by persons on its behalf, as an independent contractor and it is agreed by the parties that the Kibbutz will bear all payments and costs that will apply, if at all, originating from an employer-employee relationship or the termination thereof in respect of the kibbutz members, the employees and sub-contractors and any other party through whom the Services will be supplied.

2.6
The Kibbutz will not raise any claim of the existence of an employer-employee relationship between the Company and any person on its behalf through whom the Services will be supplied and hereby undertakes to indemnify the Company in respect of any loss, damage, liability or expense, including legal costs, that will be incurred by the Company in respect of any claim of the existence of such employer-employee relationship, regardless of whether such claim will have been raised by the Kibbutz or by any third party.

3.
Consideration

3.1
In consideration of the Services, the Company will pay the Kibbutz a monthly sum equal to NIS. 92,000 (hereinafter: "the Service Fees"). The Service Fees will be linked to the Consumer Price Index that will be known on the Operative Date.

3.2
The Service Fees will be adjusted as follows:

3.2.1
At the end of each five year period commencing from the Operative Date, the Service Fees will be examined and adjusted on the basis of the overall cost of the Services effectively provided in the year preceding the update.

3.2.2
In the event of the overall cost to the Kibbutz in respect of the Services in any year during the term of this Agreement having increased or reduced by 30% or more compared with the Service Fees paid to the Kibbutz in respect of the preceding calendar year, disregarding non-recurring factors which are not in the ordinary course of business, the Service Fees will be adjusted for the period commencing at the expiration of the calendar year in respect of which the check was made, at a rate identical to that of such increase or reduction.

3.2.3
Payments in respect of food services will be adjusted on a current basis pursuant to the number of employees effectively enjoying such service.

  3.3
  The Service Fees will be paid on the 10th of each month in respect of the preceding month.

  3.4
  VAT as required by law will be added to all the payments mentioned in sections 3.1 and 3.2 above and such payments will be paid against a tax invoice that will be submitted to the Company by the Kibbutz.

  3.5
  Every payment mentioned in this section which has not been paid on due date will bear arrears interest at the average rate customary for the time being in Bank Hapoalim B.M., Bank Leumi le-Israel B.M., and the First International Bank of Israel Ltd., in respect of payments in arrear as from the maturity date thereof through the date of actual payment.

4.
Additional services

4.1
To the extent the Company will be desirous of acquiring additional services, in addition to the Services (as defined above) (hereinafter: "the Additional Services"), the Kibbutz will be granted a first right of refusal to supply such services.

4.2
Nothing contained in this section shall operate to derogate from any provision by law which applies now or hereafter to any transaction between the Company and the Kibbutz.

4.3
The provisions contained in sections 3.3 - 3.5 above will, mutatis mutandis, similarly apply to payment in respect of Additional Services as provided in this section.

4.4
The payment in respect of the Additional Services will be added to the Service Fees mentioned in section 3.1 above to which the provisions of sections 3.3 to 3.5 will, mutatis mutandis, apply.

5.
Hot and cold water

5.1
Hot and cold water will be supplied by the Kibbutz on the conditions and for the consideration mentioned in Appendix 5.1 (hereinafter: "the Water Price").

5.2
Payment in respect of the Water Price will be added to the Service Fees mentioned in section 3.1 above to which the provisions of sections 3.3 - 3.5 will, mutatis mutandis, apply.

6.
Term and termination of this Agreement

6.1
This Agreement will endure for a period of 60 (sixty) months commencing from the Operative Date (hereinafter: "the Initial Period") and will automatically be extended for further periods of five years each, unless either party to this Agreement notifies the other, in writing, of its desire not to extend the Agreement at least 12 (twelve) months prior to the expiration of the Initial Period or any extended period.

6.2
Each party will be entitled to bring this Agreement to an end by written notice to the other party if the other party has committed a fundamental breach of this Agreement and failed to cure the same within 30 days of receiving written notice from the other party of the existence of the fundamental breach.

7.
Condition precedent

7.1
This Agreement is conditional upon the Company's securities being listed for trading on an American exchange. If, by the 31st day of December 2005 such condition precedent will not have been fulfilled, this Agreement will be null and void and the parties will have no claim or demand or cavil in relation to the Agreement. For the avoidance of any doubt in the event of a rescission of this Agreement as stated above, the relationship between the parties hereto will be governed by the terms of the Agreement dated January 1, 1999.

7.2
Immediately upon the condition precedent being fulfilled, the existing Service Agreement dated January 1, 1999 will come to an end and no longer be of any effect and the parties will act in accordance with the present Agreement. Upon this Agreement entering into effect, the parties declare and covenant that they have no mutual claims and demands and waive any claim that may exist.

8.
Arbitration

8.1
Any disputes relating to this Agreement, the application and interpretation thereon will be referred to a mediation process and in the absence of a determination in that process, will be exclusively subject to the determination of a sole arbitrator to be appointed with the consent of the parties, and, in the absence thereof, to be appointed by the Chairman of the Auditors Council.

8.2
The arbitrator will be subject to substantive law and be bound to assign reasons for his decision but will not be subject to the rules of evidence.

8.3
This section constitutes an arbitration agreement within the meaning of the Arbitration Law, 5728-1968.

9.
Whole Agreement, modification and waiver

9.1
This Agreement and all the Appendices hereto exclusively determine and encompass all the conditions and provisions applicable to the engagement between the parties in relation to the provisions therein contained. Commencing from the Operative Date, this Agreement supersedes any agreement, declaration and understanding made (if any) between either of the parties hereto and any other party or parties to this Agreement, verbally or in writing, prior to this Agreement having been signed.

9.2
The parties regard the overall stipulations contained in this Agreement as a single, overall obligation and declare that they have entered into this Agreement with the intention that all the stipulations thereof will be fulfilled as part of a single transaction.

9.3
No variation to the provisions of this Agreement will be valid or have any binding effect unless made in writing and duly signed by all the parties.

    No waiver by a party to this Agreement of any of its rights will be of any effect unless made in writing and if valid will be effective at the time and for the particular matter for which it is made only, and will only create no estoppel or forebearance as regards the future.

  9.4
  Even if this Agreement will be severable as stated in section 19 of the Contracts (General Part) Law, 5733-1973, if any right of rescission arises in favour of either of the parties pertaining to a specific part or parts thereof, it will not be possible to rescind such part only.

10.
Costs

10.1
Each party will bear its own costs in connection with this Agreement.

10.2
Stamp duty, if applicable, to this Agreement, will be borne by the Company.

11.
Notices

11.1
Any notice sent by one party to the other will be sent in writing by registered mail according to the addresses appearing in the preamble to this Agreement or be served personally. Notice given by mail will be deemed to have been received within 72 hours of dispatch by registered mail. Notice given personally will be deemed to have been received upon delivery.

11.2
For purposes of this section, Sabbaths and Jewish Festivals will not be taken into account.

In witness whereof the parties have set their hands:

/s/ UZI TZUR Uzi Tzur	/s/ EFRAT COHEN Efrat Cohen	/s/ RAMI BEN-ZEEV Rami Ben-Zeev	/s/ AVRAHAM HADAR Avraham Hadar
Kibbutz Shamir		Shamir Optic Development and Industry—Agricultural Co-operative Society Ltd.

Appendix 'A'
Services to be supplied by the Kibbutz

1.	Food services;
2.	Laundry services;
3.	Exchange and communication services;
4.	Decoration, garbage and maintenance services;
5.	Local authority and municipal taxes;
6.	Use of the Internet;
7.	Use of infrastructures and maintaining common infrastructures outside the Plant's premises;

Appendix 5.1
(Hot and Cold Water)

        Shamir will supply water to the Company to the standard of drinking water at a price of NIS 0.85 plus VAT per cubic meter.

        The above price is exclusive of the production price payable to the Water Commissioner by Law, such price to be borne by the Company according to the amount actually used.

        Hot water will be supplied at the price of NIS 8.5 plus VAT per cubic meter.

QuickLinks

Service Supply Agreement
In witness whereof the parties have set their hands
Appendix 'A' Services to be supplied by the Kibbutz
Appendix 5.1 (Hot and Cold Water)